TERMINATION AND RELEASE AGREEMENT

AGREEMENT (the “Agreement”) by and between Joy Global Inc. (the “Company”) and Donald C. Roof (the “Executive”).

WHEREAS, the Executive has been employed as Executive Vice President of the Company; and

WHEREAS, by mutual agreement between the parties hereto, effective June 15, 2007 (the “Termination Date”), the Executive’s employment with the Company terminates.

NOW, THEREFORE, the Company and the Executive, in consideration of the covenants herein set forth, agree as follows:

1.	Termination of Employment

The Executive’s employment is hereby terminated by the Company effective as of the Termination Date. The Executive hereby resigns, effective as of the Termination Date, from all positions the Executive may currently hold as an officer, member or director of any of the Company’s subsidiaries or Affiliates. (For purposes of this Agreement, “Affiliate” shall mean a corporation or other entity controlled by, controlling or under common control with the Company.) The Executive shall sign and deliver to the Company such other documents as may be reasonably requested by the Company to effect or reflect such resignations.

2.	Payments, Reimbursements through Termination Date

Regardless of whether the Executive signs this Agreement,

(a)           The Company shall pay to the Executive his current base monthly salary in equal semi-monthly installments through June 15, 2007, subject to required tax and other statutory withholding.

(b)          The Executive acknowledges and agrees that nine (9) days of the Executive’s vacation have been earned and are unused as of the Termination Date. The Executive shall be paid for such unused vacation days, less required tax and other statutory withholding, in the form of a payroll check no later than the next regular pay date following the execution of this agreement.

(c)           The Company will reimburse the Executive for any unreimbursed reasonable business expenses incurred by the Executive prior to the Termination Date, pursuant to the Company’s reimbursement policies, following the Executive’s presentation of an expense report to the Company.

3.	Payments, Benefits and Obligations If Agreement is Signed

In exchange for signing this Agreement, if the revocation period described in Section 8(b) has expired with no revocation occurring, and provided that the Executive is not in breach of any of his obligations under this Agreement, the Parties agree to the following consideration and payments:

(a)          Subject to required tax and other statutory withholding, the Company shall pay the Executive a prorated bonus payment equal to the product of (A) the Executive’s most recent salary of $436,800 per year, (B) the Executive’s bonus target percentage for Fiscal Year 2007 of 60%, (C) the bonus payout percentage applied to the Company’s executive officers for Fiscal Year 2007 as determined by the Human Resources and Nominating Committee (and, if the payout percentages are not identical for all executive officers employed, the median payout percentage so determined) and (D) 63.2% (representing the percentage of Fiscal Year 2007 for which the Executive was employed by the Company, based on calendar days elapsed). This bonus payment will be made at the same time as Fiscal Year 2007 bonuses are paid to the Company’s executive officers.

(b)         The Company will allow the Executive to retain the laptop computer currently in his possession, it being understood that the Company may borrow the laptop following the Termination Date for the purpose of deleting all confidential Company information, and it being further understood that the Company will have no further responsibility with respect to maintenance and operation of such laptop.

4.	Restrictive Covenants

(a)           The Executive hereby reaffirms his obligations under the Company’s Worldwide Business Conduct Policy, the Stock Option Agreements, Performance Share Agreements and Restricted Stock Unit Agreements to which he is a party, and the Employee Proprietary Rights and Confidentiality Agreement.

(b)          The Executive shall keep the contents of this Agreement confidential except as required by law, provided that the Executive may disclose this Agreement to his accountants, attorneys, and immediate family members.

5.	Stock Option and Equity Agreements

(a)         The Executive retains all rights existing as of the Termination Date under the terms of the Joy Global Inc. 2003 Stock Incentive Plan, the Nonqualified Stock Option Agreements dated January 21, 2004, November 15, 2004 and November 14, 2005 executed by the Executive, the Performance Share Agreements dated November 15, 2004 and November 14, 2005 executed by the Executive, and any other equity agreements executed by the Executive and in effect, as those rights may be established or modified by the Executive’s termination of employment. For purposes of the Nonqualified Stock Option Agreements and Performance Share Agreements, the Executive’s termination of employment is an involuntary termination “without cause”.

(b)          Subject to the Executive’s payment of required taxes and other statutory withholding, the Company will make distributions to the Executive in respect of his deferred stock units in accordance with its usual practices. The timing and manner of such distributions shall be based on the Corporation’s good faith determination of the requirements of Section 409A of the Internal Revenue Code of 1986 and any other applicable laws and regulations.

6.	Waiver of Other Payments and Benefits

The Executive agrees that there are no monies, benefits, or other form of remuneration whatsoever due or owing to him, except as set forth in this Agreement and except for benefits under any employee pension benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended (including the Company’s 401(k) plan, tax-qualified pension plan and supplemental pension plan).

7.	No Admission of Wrongdoing

Nothing contained in this Agreement shall be construed in any way as an admission by any of the parties of any act, practice or policy of discrimination or breach of contract either in violation of applicable law or otherwise.

8.	Waiver and Release

(a)           In consideration of the payments and benefits set forth in Sections 3 (a), (b) and (c) of this Agreement, the Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge, with prejudice, the Company Entities and their trustees, officers, security holders, partners, agents, former and current employees, officers, and directors, including without limitation all persons acting by, through, under or in concert with any of them and any insurers of any of these (collectively, “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) arising out of the Executive’s employment by the Company, known or unknown, whether in law or equity and whether arising under federal (including bankruptcy), state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967 as amended by the Older Worker Benefit Protection Act (the “ADEA Release”)), national origin, religion, disability, sexual preference, or any other unlawful criterion or circumstance, or other federal, state, or local law which regulates any aspect of the employment relationship, which the Releasors had, now have or may have in the future against each or any of the Releasees from the beginning of the world until the date of the execution of this Agreement as set forth on the final page hereof. This release also includes a release by the Executive of any known or unknown claims arising out of his employment by the Company, whether in contract or tort, including, but not limited to, actions for wrongful discharge, intentional infliction of emotional distress and/or libel or slander that have accrued as of the date this Agreement is executed, but does not waive claims under the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act, that may arise after the date this Agreement is executed.

The Executive acknowledges and agrees that if he or any other Releasor should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is the subject of this Section 8(a), this Agreement may be raised as a complete bar to any such action, claim or proceeding. It is the intention of the parties hereto that this waiver and release be as broad as the law permits.

This Section 8(a) does not apply to (i) any claims for defense or indemnification that the Executive may have under the law, governing documents of the Company or any Company Entities or against any directors and officers liability insurance coverage which covers occurrences arising during the Executive’s tenure as an officer and/or director of the Company or any Company Entities, or (ii) any benefits payable to the Executive under any employee benefit plan subject to ERISA (including the Company’s 401(k) plan, tax-qualified pension plan and supplemental pension plan).

(b)          The Executive affirms that prior to the execution of this Agreement and the waiver and release in Section 8(a), the Executive was advised by the Company, in writing by this Section, to consult with an attorney of the Executive’s choice to the extent he believed necessary to discuss all aspects of this Agreement, and that the Executive was given at least twenty-one (21) days to consider executing this Agreement, including the ADEA Release in Section 8(a). The parties agree that any agreed-upon changes to the Company’s initial offer do not restart the twenty-one day consideration period. The Executive has seven (7) days following his execution of this Agreement to revoke the ADEA Release, by giving written notice of the Executive’s revocation to the Company’s Executive Vice President of Human Resources, Dennis Winkleman, by 3:00 p.m. on the eighth day following his execution of this Agreement.

(c)          The Company represents and warrants that as of the Termination Date, it has no actual or constructive knowledge of any claim that it could assert against the Executive.

9.	Governing Law; Submission to Jurisdiction

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Wisconsin, without regard to the principles of conflicts of law thereof, to the extent not superseded by applicable federal law.

10.	Taxes

All payments and distributions made to the Executive under this Agreement will be reduced by, or the Executive will otherwise pay, all income, employment and Medicare taxes required to be withheld on such payments, or any other deductions required by law except that the Company shall pay all employer portions of all taxes required to be paid on such payments.

11.	No Coercion

The parties hereto represent and acknowledge that they have decided to enter into this Agreement voluntarily, knowingly and without undue influence, duress, or coercion of any kind. The parties represent and acknowledge that each has read this Agreement and understands its contents.

12.	Enforceability/Severability

The parties hereto affirmatively acknowledge that this Agreement, and each of its provisions, is enforceable. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

13.	Notices

All notices, requests, demands and other communication which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted by telecopy, electronic or digital transmission method upon receipt of telephonic or electronic confirmations; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express) and upon receipt if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Executive, addressed to:

Donald C. Roof

513 Brooks Hollow

Dundee, MI 48131

If to the Company, addressed to:

Joy Global Inc.

100 East Wisconsin Avenue

Suite 2780

Milwaukee, WI 53202

Attention: Executive Vice President, Human Resources

or to such other place and with such other copies as any party may designate as to itself or himself by written notice to the other.

14.	Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement, as of the dates written below.

JOY GLOBAL INC

By:
Donald C. Roof
Title:

Date:	Date: